Exhibit 23.6

CONSENT OF SELIM YILMAZ

Reference is made to the Registration Statement on Form S-8 and any amendments thereto, and the documents incorporated by reference therein (the “Registration Statement”) of EMX Royalty Corporation (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Selim Yilmaz, consent to (i) the incorporation by reference in the Registration Statement of the Technical Report dated March 21, 2022, entitled “Gediktepe Project - Balıkesir Province, Turkey NI 43- 101 Royalty Technical Report” (the “Technical Report”), and (ii) the use of and references to my name, including as an expert or "qualified person", in connection with the Technical Report.

Dated: November 14, 2023

/s/ Selim Yilmaz
Selim Yilmaz
M.Sc., MIMMM
DAMA Engineering Inc.